Exhibit 10.33

THIRD AMENDMENT

          THIS THIRD AMENDMENT (the “Amendment”) is made and entered into as of the 3rd day of February, 2006, by and between RP/SARACEN PROPERTIES, LLC, a Delaware limited liability company (“Landlord”), and RNK, INC. d/b/a RNK Telecom, a Massachusetts corporation (“Tenant”).

RECITALS

A.

Landlord (as successor in interest to Wells Avenue Senior Holdings, LLC) and Tenant are parties to that certain lease dated May 8, 2000, which Lease has previously been amended by a First Amendment dated November 11, 2004, and a Second Amendment dated November 18, 2005 (collectively, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing 14,925 rentable square feet (the “Original Premises”) on the 2nd and 3rd floors of the building commonly known as 333 Elm Street located at 333 Elm Street, Norfolk Place, Dedham, Massachusetts (the “Building”).

B.	The parties desire to revise the Base Rent for the Expansion Space (as defined in the Second Amendment) and to add additional Landlord Work.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

I.

Revised Base Rent. The Base Rent schedule for the Expansion Space, as set forth in Section II of the Second Amendment is hereby deleted and the following Base Rent schedule for the Expansion Space is substituted in its place:

Period	Annual Rate Per Square Foot	Annual Base Rent	Monthly Base Rent

January 1, 2006 - December 31, 2009:	$ 23.97	$ 88,689.00	$ 7,390.75

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

Improvements to Expansion Space.

A.

Condition of Expansion Space. In addition to the Landlord Work, as set forth in Exhibit B to the Second Amendment and as shown on Exhibit B-1 to the Second Amendment, Landlord shall perform additional improvements to the Expansion Space in accordance with the work letter attached hereto as Exhibit A, Third Amendment (“Additional Landlord Work”). Any reference in the Lease or hereafter in this Third Amendment to the Landlord Work shall also refer to the Additional Landlord Work.

B.

Responsibility for Improvements to Expansion Space. Except for the Landlord Work, any construction, alterations or improvements to the Expansion Space shall be performed by Tenant at its sole cost and expense using contractors selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld, and shall be governed in all respects by the terms of the Lease. Any delay in the completion of Landlord’s Work in the Expansion Space shall not subject Landlord to any liability for any loss or damage resulting therefrom.

Miscellaneous.

A.

This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

B.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

C.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

D.

Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

E.

The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

F.

Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment. Tenant agrees to indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment. Landlord agrees to indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “Tenant Related Parties”) harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.

G.	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

          IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

WITNESS/ATTEST:	LANDLORD:

RP/SARACEN PROPERTIES, LLC, a Delaware limited liability company

By: /s/ [Illegible]

Name:

Title:

By: /s/ Cary Tarpinien

Name (print): Cary Tarpinien

Name (print): Mike Vallace

WITNESS/ATTEST:	TENANT:

RNK, inc., a Massachusetts corporation

By: /s/ Sharon R. Schawbel	By: /s/ Richard N. Koch

Name (print): Sharon R. Schawbel	Name: Richard N. Koch

By: /s/ Matthew T. Kinney	Title: President

Name (print): Matthew T. Kinney

EXHIBIT A, THIRD AMENDMENT

WORKLETTER

          This Exhibit is attached to and made a part of the Amendment by and between RP/SARACEN PROPERTIES, LLC, a Delaware limited liability company (“Landlord”), and RNK, INC. d/b/a RNK Telecom, a Massachusetts corporation (“Tenant”) for space in the Building located at 333 Elm Street, Norfolk Place, Dedham, Massachusetts.

          As used in this Workletter, the “Premises” shall be deemed to mean the Expansion Space, as defined in the Second Amendment.

1.

Landlord shall perform improvements to the Premises substantially in accordance with the plans prepared by Cubellis Associates, Inc., dated January 4, 2006 (the “Plans”), as shown on Exhibit B, Third Amendment, Sheet 1 (E101) and Sheet 2 (A102) (both Sheets 1 and 2 are attached hereto) and plans identified as: T001, E001, E002 and E003. The improvements, to be performed by Landlord in accordance with the Plans are hereinafter referred to as the “Additional Landlord Work.” It is agreed that construction of the Additional Landlord Work is intended to be “turn-key” and will be completed at Landlord’s sole cost and expense (subject to the Maximum Amount and further subject to the terms of Paragraph 4 below) using Building Standard methods, materials and finishes. Landlord and Tenant agree that Landlord’s obligation to pay for the cost of the Additional Landlord Work shall be limited to $28,000.00 (the “Maximum Amount”) and that Tenant shall be responsible for the cost of the Additional Landlord Work, plus any applicable state sales or use tax, if any, to the extent that it exceeds the Maximum Amount. Landlord shall enter into a direct contract for the Additional Landlord Work with a general contractor selected by Landlord. In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Landlord Work. Tenant and Landlord agree that Tenant shall be responsible for the configuration of the premises and the placement of Tenant’s furniture, appliances and equipment. Tenant shall be responsible for the costs of the preparation of the Plans for the Additional Landlord Work, and Tenant shall pay such costs directly to the architect upon receipt of billing from the architect therefor.

2.

If the actual cost of the Additional Landlord Work shall exceed the Maximum Amount, Landlord shall submit to Tenant a written estimate setting forth the anticipated cost of the Additional Landlord Work, including but not limited to labor and materials, contractor’s fees and permit fees. Within 3 Business Days thereafter, Tenant shall either notify Landlord in writing of its approval of the cost estimate, or specify its objections thereto and any desired changes to the proposed Additional Landlord Work. If Tenant notifies Landlord of such objections and desired changes, Tenant and Landlord shall work together to reach a mutually acceptable alternative cost estimate.

3.

If the actual cost of construction shall exceed the Maximum Amount (such amounts exceeding the Maximum Amount being herein referred to as the “Excess Costs”), and Tenant has notified Landlord in writing of its approval of the cost estimate in the time period set forth in Paragraph 2 above, Tenant shall pay to Landlord such Excess Costs, plus any applicable state sales or use tax thereon only as agreed upon by Tenant and Landlord pursuant to Paragraph 2 above, upon demand. The amounts due and payable by Tenant hereunder constitute Rent payable pursuant to the Lease, and the failure to timely pay same constitutes an event of default under the Lease.

4.

If Tenant shall request any revisions to the Plans, Landlord shall have such revisions prepared at Tenant’s sole cost and expense and Tenant shall reimburse Landlord for the cost of preparing any such revisions to the Plans, plus any applicable state sales or use tax thereon, upon demand. Promptly upon completion of the revisions, Landlord shall notify Tenant in writing of the increased cost in the Additional Landlord Work, if any, resulting from such revisions to the Plans. Tenant, within 4 Business Days, shall notify Landlord in writing whether it desires to proceed with such revisions. In the absence of such written authorization, Landlord shall have the option to continue work on the Premises disregarding the requested revision. Tenant shall be responsible for any Tenant Delay in completion of the Premises resulting from any revision to the Plans. If such revisions result in an increase in the cost of the Additional Landlord Work, such increased costs, plus any applicable state sales or use tax thereon, shall be payable by Tenant upon demand. Notwithstanding anything herein to the contrary, all revisions to the Plans shall be subject to the approval of Landlord.

5.

Tenant acknowledges that the Additional Landlord Work may be performed by Landlord in the Premises during Normal Business Hours. Landlord and Tenant agree to cooperate with each other in order to enable the Additional Landlord Work to be performed in a timely manner and with as little inconvenience to the operation of Tenant’s business as is reasonably possible.

6.

This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.